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                                PVF CAPITAL CORP.

                              CODE OF ETHICS POLICY

                               GENERAL PHILOSOPHY

         The honesty, integrity and sound judgment of directors, officers and employees is essential to PVF Capital Corp.'s reputation and success.

         This Code of Ethics governs the actions and working relationships of directors, officers and employees of PVF Capital Corp. and its subsidiaries and affiliates, (collectively, "PVF Capital Corp.") with current and potential customers, consumers, fellow employees, competitors, government and self-regulatory agencies, the media, and anyone else with whom PVF Capital Corp. has contact. These relationships are essential to the continued success of PVF Capital Corp. as a financial services provider.

         This Code of Ethics:

         o Requires the highest standards for honest and ethical conduct, including proper and ethical procedures for dealing with actual or apparent conflicts of interest between personal and professional relationships;

         o Requires full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by PVF Capital Corp. with governmental and regulatory agencies;

         o    Requires compliance with applicable laws, rules and regulations;

         o Addresses potential or apparent conflicts of interest and provides guidance for directors, officers and employees to communicate those conflicts to PVF Capital Corp.;

         o Addresses misuse or misapplication of PVF Capital Corp. property and corporate opportunities;

         o Requires the highest level of confidentiality and fair dealing within and outside the PVF Capital Corp. environment; and

         o    Requires reporting of any illegal behavior.

                              CONFLICTS OF INTEREST

         A "conflict of interest" occurs when an employee's private interest interferes or appears to interfere in any way with the interests of PVF Capital Corp. Employees are expected to avoid all situations that might lead to a real or perceived material conflict between their self-interest and their duties and responsibilities as an employee, officer or director of PVF Capital Corp. Any position or interest, financial or otherwise, which could materially conflict with their performance as an employee, officer or director of PVF Capital Corp., or which affects or could reasonably be expected to affect their independence or judgment concerning transactions between PVF Capital Corp., its customers, suppliers or competitors or otherwise reflects negatively on PVF Capital Corp. would be considered a conflict of interest.

                                 CONFIDENTIALITY

         Nonpublic information regarding PVF Capital Corp. or its businesses, employees, customers and suppliers is confidential. PVF Capital Corp. employees, officers or directors are trusted with confidential information. Such confidential information is only to be used for the business purpose intended. Employees are not to share confidential information with anyone outside of PVF

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Capital Corp., including family and friends, or with other employees who do not need the information to carry out their duties. Employees also have an obligation to shield customer information from the possibility of identity theft. Employees may be required to sign a specific confidentiality agreement in the course of their employment at PVF Capital Corp. All employees remain under an obligation to keep all information confidential even if their employment with PVF Capital Corp. ends.

         The following is a non-exclusive list of confidential information:

    o Trade secrets, which include any business or technical information, such as formula, program, method, technique, compilation or information that is valuable because it is not generally known;

    o All rights to any invention or process developed by an employee using PVF Capital Corp. facilities or trade secret information, from any work for PVF Capital Corp., or relating to PVF Capital Corp.'s business, is considered to be "work-for-hire" under the United States copyright laws and shall belong to PVF Capital Corp.; and

    o Proprietary information such as customer lists and customers' confidential information.

         Only authorized persons are permitted to make public or media communications involving PVF Capital Corp. Any requests for statements involving the PVF Capital Corp. or any of its subsidiaries should be directed to Senior Management.

                              INTEGRITY OF RECORDS

         All employees are required to create, handle, and maintain records and accounting information with care and integrity. This is to include recording transactions in an accurate and timely manner.

         All employees, officers and directors have a responsibility to comply with the Bank's internal control procedures. The safeguarding of customer and Bank assets and ensuring the proper reporting and disclosure of financial information is mandatory for all employees.

         Employees, officers and directors are expected to respond honestly and candidly when interacting with the Bank's internal auditors, external auditors, regulators, and legal counsel.

                             CORPORATE OPPORTUNITIES

         Using confidential information about PVF Capital Corp. or it businesses, directors, officers, employees, customers, consumers or suppliers for personal benefit or disclosing such information to others outside normal duties is prohibited.

         Title 18 U.S. Code, Section 215, makes it a criminal offense for any PVF Capital Corp. employee to corruptly:

    o Solicit for himself or herself or for a third party anything of value from anyone in return for any business, service or confidential information of PVF Capital Corp.; or

    o Accept anything of value (other than normal authorized compensation) from anyone in connection with the business of PVF Capital Corp., either before or after a transaction is discussed or consummated.

    Directors, officers and employees are prohibited from:

    o Personally benefiting from opportunities that are discovered through the use of PVF Capital Corp. property, contacts, information or position;

    o Accepting employment or engaging in a business (including consulting or similar arrangements) that may conflict with the performance of their duties or PVF Capital Corp.'s interest;

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    o    Soliciting, demanding, accepting or agreeing to accept anything of value from any person in conjunction with the performance of their employment or duties at PVF Capital Corp.; and

    o Acting on behalf of PVF Capital Corp. in any transaction in which an employee or their immediate family has a significant direct or financial interest.

    There are certain situations in which an employee may accept a personal benefit from someone with whom they transact business such as:

    o Accepting a gift in recognition of a commonly recognized event or occasion (such as a promotion, new job, wedding, retirement or holiday). An award in recognition of service and accomplishment may also be accepted without violating these guidelines so long as the gift does not exceed $100 from any one individual in any calendar year. If there is any doubt as to the value of a gift, the employee in question should consult with his supervisor before accepting the gift.

    o Accepting something of value if the benefit is available to the general public under the same conditions on which it is available to the employee; and

    o Accepting meals, refreshments, travel arrangements and accommodations and entertainment of reasonable value in the course of a meeting or other occasion to conduct business or foster business relations if the expense would be reimbursed by PVF Capital Corp. as a business expense if the other party did not pay for it.

                     SENIOR EXECUTIVE AND FINANCIAL OFFICERS

            To the best of their knowledge and ability, senior executive and financial officers of PVF Capital Corp. (the CEO, CFO, Chief Lending Officer and all other employees) performing management oversight, accounting, auditing, financial management, public disclosure and reporting under the securities laws or similar functions must:

    o Act with honesty and integrity and avoid actual or apparent conflicts of interest in personal and professional relationships;

    o Provide colleagues with information that is accurate, complete, objective, relevant, timely and understandable;

    o Comply with applicable laws, rules and regulations of federal, state, and local governments (both United States and foreign) and other appropriate private and public regulatory agencies;

    o Act in good faith, with due care, competence and diligence, without misrepresenting material facts or allowing independent judgment to be subordinated;

    o Respect the confidentiality of information acquired in the course of employment;

    o Share knowledge and maintain skills necessary and relevant to PVF Capital Corp.'s needs;

    o Proactively promote ethical and honest behavior within the PVF Capital Corp. environment; and

    o Assure responsible use of and control of all assets, resources and information of PVF Capital Corp.

            Particular care is required in the preparation of PVF Capital Corp.'s filings ("Securities Reports") with the Securities and Exchange Commission ("SEC") pursuant to the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended and the rules and regulations of the SEC there under (collectively, the "Securities Laws"). It is essential that PVF Capital Corp.'s Securities Reports contain full, fair, accurate, timely and understandable disclosure and otherwise comply with the letter and spirit of the Securities Laws for the protection of PVF Capital Corp. and its stockholders and to engender public confidence in the information provided by PVF Capital Corp.

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in its Securities Reports. Accordingly, the senior executive and financial officers of PVF Capital Corp. must use their best efforts to ensure that PVF Capital Corp.'s Securities Reports and other public communications made by PVF Capital Corp. contain full, fair, accurate, timely and understandable disclosure and that PVF Capital Corp. at all times complies in all material respects with the letter and spirit of the Securities Laws.

                                 INSIDER TRADING

         It is both unethical and illegal to buy, sell, trade or otherwise participate in transactions involving PVF Capital Corp. common stock or other security while in possession of material information concerning PVF Capital Corp. that has not been released to the general public, but which when released may have an impact on the market price of the PVF Capital Corp. common stock or other equity security. It is also unethical and illegal to buy, sell, trade or otherwise participate in transactions involving the common stock or other security of any other company while in possession of similar non-public material information concerning such company. Directors, officers and employees are advised that they are required to comply with the PVF Capital Corp. Policies and Procedures Governing Trading in Securities (the "Insider Trading Policy"). Any questions concerning the propriety of participating in a PVF Capital Corp. or other company stock or other security transaction should be directed to the Chairman of the Board and Chief Executive Officer or the Chief Operating Officer and Chief Financial Officer at (440) 248-7171. Copies of the Insider Trading Policy are available from the Compliance Department and are included on the PVF intranet website at http://www.pvf4u.com/.
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                              EXTENSIONS OF CREDIT

         PVF Capital Corp.'s subsidiary bank may extend credit to any executive officer, director, or principal shareholder of PVF Capital Corp. only on substantially the same terms as those prevailing for comparable transactions with other persons in accordance with Regulation O of the Board of Governors of the Federal Reserve System and the Bank's Loans to Insiders and Affiliates Policy.

                         OUTSIDE BUSINESS RELATIONSHIPS

         Before agreeing to act as a director, officer, consultant, or advisor for any other business organization, employees must notify the Human Resources Department in writing.

         Directors should disclose all new directorships or potential directorships to the Chairman of the Board of Directors and Audit Committee in order to avoid any conflicts of interest and to maintain independence.

         PVF Capital Corp. encourages civic, charitable, educational and political activities as long as they do not interfere with the performance of an employee's duties at PVF Capital Corp. Before agreeing to participate in any civic or political activities, an employee must contact the Human Resources Department.

         Employees who are considering outside employment must notify the Human Resources Department in writing. The law prohibits employees in some positions of PVF Capital Corp. from holding outside employment. Human Resources will review outside employment requests for potential conflicts of interest.

                                  FAIR DEALING

         Each director, officer and employee should undertake to deal fairly with PVF Capital Corp.'s customers, suppliers, competitors and employees. Additionally, no one should take advantage of another through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practices.

         Employees must disclose prior to or at their time of hire the existence of any employment agreement, non-compete or non-solicitation agreement, confidentiality agreement or similar agreement with a former employer that in any way restricts or prohibits the performance of any duties or responsibilities of their positions with PVF Capital Corp. Copies of such agreements should be provided to Human Resources to permit evaluation of the agreement in light of the employee's position. In no event shall an employee use any trade secrets, proprietary information or other similar property, acquired in the course of his or her employment with another employer, in the performance of his or her duties for or on behalf of PVF Capital Corp.

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         Employees should not directly or indirectly accept bequests under a will or trust if such bequests have been made to them because of their employment with PVF Capital Corp.

             PROTECTION AND PROPER USE OF PVF CAPITAL CORP. PROPERTY

         All directors, officers and employees should protect PVF Capital Corp.'s property and assets and ensure their efficient and proper use. Theft, carelessness and waste can directly impact PVF Capital Corp.'s profitability, reputation and success. Permitting PVF Capital Corp. property (including data transmitted or stored electronically and computer resources) to be damaged, lost, or used in an unauthorized manner is strictly prohibited. Employees, officers and directors may not use corporate, bank or other official stationery for personal purposes.

                   COMPLIANCE WITH LAWS, RULES AND REGULATIONS

         This Code of Ethics is based on PVF Capital Corp.'s policy that all directors, officers and employees comply with the law. While the law prescribes a minimum standard of conduct, this Code of Ethics requires conduct that often exceeds the legal standard.

         Certain PVF Capital Corp. business units have policies and procedures governing topics covered by this Code of Ethics. These policies and procedures reflect the special requirements of these business units.

REPORTING OF ILLEGAL OR UNETHICAL BEHAVIOR AND VIOLATIONS OF THIS CODE OF ETHICS

         All directors, officers and employees are expected to demonstrate the ability to properly manage their personal finances, particularly the prudent use of credit. PVF Capital Corp. recognizes that its customers must have faith and confidence in the honesty and character of its directors, officers and employees. In addition to the importance of maintaining customer confidence, there are specific laws that outline the actions PVF Capital Corp. must take regarding any known, or suspected, crime involving the affairs of PVF Capital Corp. With regard to financial affairs, a bank must make a criminal referral in the case of any known, or suspected, theft, embezzlement, check/debit card kiting, misapplication or other defalcation involving bank funds or bank personnel in any amount.

         Fraud is an element of business that can significantly affect the reputation and success of PVF Capital Corp. PVF Capital Corp. requires its directors, officers and employees to talk to supervisors, managers or other appropriate personnel to report and discuss any known or suspected criminal activity involving PVF Capital Corp. or its employees.

                   ADMINISTRATION AND WAIVER OF CODE OF ETHICS

         This Code of Ethics shall be administered and monitored by the PVF Capital Corp. Compliance Department. Any questions and further information on this Code of Ethics should be directed to this department.

         It is also the responsibility of the Compliance Department to annually reaffirm compliance with this Code of Ethics by all employees and officers, and to obtain an acknowledgement that each employee and officer has read and understands the guidelines and will comply with them. The provisions of the Ethics Policy will be included in the PVF Capital Corp. Employee Handbook. The Employee Handbook will be issued to all new employees and officers at the time of employment and reissued to existing employees and officers from time to time. Employees will be required to sign a receipt form for the Employee Handbook indicating they have read this Code of Ethics and comply with its provisions.

         All managers and direct supervisors are responsible for reviewing this Code of Ethics with their subordinates each time a new edition of the Code of Ethics is published.

                                     WAIVERS

         Directors, officers and employees of PVF Capital Corp. are expected to follow this Code of Ethics at all times. Generally, there should be no waivers to this Code of Ethics. However, in rare circumstances conflicts may arise that necessitate waivers. Waivers will be determined on a case-by-case basis by the Audit Committee of the Board of Directors. The Audit Committee of the Board of Directors shall have the sole and absolute discretionary authority to approve any deviation or waiver from this Code of Ethics. Any waiver and the grounds for such waiver by directors or executive officers shall be promptly disclosed to stockholders in a Current Report on Form 8-K.

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         PVF Capital Corp. will provide to any person without charge, upon request, a copy of this Code of Ethics. Such request should be made, in writing, to: PVF Capital Corp. Compliance Department, 30000 Aurora Road, Solon, Ohio 44139.

                      EVERY EMPLOYEE HAS AN OBLIGATION TO:

         o COMPLY with the Code, which prohibits violation of local, state, federal or foreign laws and regulations applicable to our businesses, and requires compliance with all PVF Capital Corp. policies, including any special policies or procedures implemented by specific PVF Capital Corp. business units;

         o BE FAMILIAR with laws and PVF Capital Corp. policies applicable to his/her job and communicate them effectively to subordinates;

         o ASK QUESTIONS if a policy or the action to take in a specific situation is unclear;

         o    BE ALERT to indications and/or evidence of possible wrongdoing;
              and

         o REPORT violations and suspected violations of this Code of Ethics to the appropriate person as described in "How to Report a Violation" below and elsewhere in this Code of Ethics.

         PVF Capital Corp.'s managers have a particular responsibility to notice and question incidents, circumstances and behaviors that point to a reasonable possibility that a violation of this Code of Ethics has occurred. A manager's failure to follow up on reasonable questions is, in itself, a violation of PVF Capital Corp. policy.

                              HOW TO ASK A QUESTION

         Whenever possible, an employee should work with his/her immediate supervisor to get answers to routine questions.

         If a supervisor's answer does not resolve a question or if an employee has a question that he/she cannot comfortably address to his/her supervisor, he/she should go to the PVF Capital Corp. Compliance Department.

         Senior executive officers and board members may bring any questions to the Chairman of the Board or the Chairman of the Audit Committee.

                            HOW TO REPORT A VIOLATION

         Any director, officer or employee having information about a violation (or suspected violation) of this Code of Ethics should report the violation to his or her immediate supervisor. You may also anonymously report the violation in writing to the PVF Capital Corp. Compliance Department at 30000 Aurora Road, Solon, Ohio 44139 or via the Compliance Hotline at 1-888-883-1499.

         Senior executive officers and board members may also submit any reports of violations (or suspected violations) of this Code of Ethics in writing to the Chairman of the Board or Chairman of the Audit Committee.

         If the violation involves the Chief Executive Officer, then the employee should report the violation by informing the Chairman of the Audit Committee.

         Concerns regarding questionable accounting or auditing matters should be handled under the procedures for confidential, anonymous submissions established by the Audit Committee.


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                     FOLLOW-UP TO THE REPORT OF A VIOLATION

         The PVF Capital Corp. Compliance Department may arrange a meeting with the employee to allow the employee to present a complete description of the situation. The PVF Capital Corp. Compliance Department will take the matter under consideration, including undertaking any necessary investigation or evaluation of the facts related to the situation and, after consultation, shall render a written decision, response or explanation as expeditiously as possible. Individuals who are alleged to be involved in a violation will not participate in its investigation.

                  DETERMINING WHETHER A VIOLATION HAS OCCURRED

         If the alleged violation of this Code of Ethics concerns a senior executive officer or board member, the determination of whether a violation has occurred shall be made by the Audit Committee of the Board of Directors, in consultation with such internal or external legal counsel as the Audit Committee deems appropriate.

         If the alleged violation concerns any other employee, the determination of whether a violation has occurred shall be made by the PVF Capital Corp. Compliance Department, in consultation with such internal or external legal counsel as such officer deems appropriate.

         In determining whether a violation of this Code of Ethics has occurred, the committee or person making such determination may take into account to what extent the violation was intentional, the materiality of the violation from the perspective of either the detriment to PVF Capital Corp. or the benefit to the board member, executive officer or employee, the policy behind the provision violated and such other facts and circumstances as they shall deem advisable.

         Acts or omissions determined to be violations of this Code of Ethics by other than the Audit Committee under the process set forth above shall be promptly reported by the PVF Capital Corp. Compliance Department to the Audit Committee and by the Audit Committee to the board.

                                 CONFIDENTIALITY

         Reports of suspected violations will be kept confidential to the extent possible and consistent with the conduct of an appropriate investigation.

                                 NO RETALIATION

         Retaliation in any form against a director, officer or employee who has, in good faith, reported a violation of this Code of Ethics will not be tolerated.

                           CONSEQUENCES OF A VIOLATION

         Known or suspected violations of this Code of Ethics will be investigated. Employees who violate this Code of Ethics, or who fail to report violations of which they are aware or should be aware, will subject themselves to disciplinary action up to and including immediate termination of employment. Some violations may also result in civil liability and/or lead to criminal prosecution.

Revised:  _________________, 2009
Approved by Operations Committee:  _________________, 2009
Approved by Board:  _________________, 2009



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                                PVF CAPITAL CORP.

                                 CODE OF ETHICS




                           EMPLOYEE CERTIFICATION FORM


I have received and read the PVF Capital Corp. Code of Ethics Policy and agree to abide by its provisions at all times.



                                    __________________________________________
                                        Signature




Name _____________________________________________

Location/Department_________________________________

Date __________________________________________, 2009






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